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                                                                    Exhibit 23.1
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CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CMG Information Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-86742 and No. 33-06745) on Form S-8 of CMG Information Services, Inc. of our report dated March 26, 1998, with respect to the financial statements of Accipiter, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1997 and the period from April 4, 1996 (inception) to December 31, 1996, which report appears in the Form 8-K/A of CMG Information Services, Inc. dated
June 12, 1998.

                                                      /s/ KPMG PEAT MARWICK LLP
                                                      KPMG PEAT MARWICK LLP


Raleigh, NC

June 12, 1998